Exhibit 10(a)(xxxviii)

COUSINS PROPERTIES INCORPORATED
2009 INCENTIVE STOCK PLAN
STOCK GRANT CERTIFICATE

GRANT

This Stock Grant Certificate (the “Certificate”) evidences the grant by Cousins Properties Incorporated (“CPI”), in accordance with the Cousins Properties Incorporated 2009 Incentive Stock Plan (the “Plan”) and the terms and conditions below, of «NumberofShares» shares of common stock of CPI (the “Stock”) to «KeyEmployee» (“Key Employee”). This Stock grant (the “Award”) is granted effective as of February 6, 2017, which is referred to as the “Grant Date.”

COUSINS PROPERTIES INCORPORATED

By:
Name: Pamela F. Roper
Title: Senior Vice President - General Counsel

TERMS AND CONDITIONS

1 Plan and Grant Certificate. This Award is subject to all of the terms and conditions in this Certificate and in the Plan. If a determination is made that any term or condition in this Certificate is inconsistent with the Plan, the Plan will control. All of the capitalized terms not otherwise defined in this Certificate will have the same meaning in this Certificate as in the Plan. A copy of the Plan will be available to Key Employee upon written request to the Secretary of CPI.
2 Stockholder Rights. Key Employee will have (a) the right to receive all cash dividends on all of the shares of Stock and (b) the right to vote the shares while the shares remain subject to forfeiture under § 3. If Key Employee forfeits shares under § 3, Key Employee will at the same time forfeit Key Employee’s right to vote the shares and to receive future cash dividends paid with respect to the shares.
Any stock dividends or other noncash distributions of property made with respect to shares that remain subject to forfeiture under § 3 will be held by CPI, and Key Employee’s rights to receive such stock dividends or other property will vest under § 3 at the same time as the shares with respect to which the stock dividends or other property are attributable.
Except for the right to receive cash dividends and vote described in this § 2, Key Employee will have no rights as a stockholder with respect to any shares of Stock until those shares become vested under § 3.
3 Forfeiture and Vesting. Key Employee will vest in one-third of the shares of Stock subject to this Award (rounding down any fractional shares) on each of the first two anniversaries of the Grant Date and will vest in any remaining shares on the third anniversary of the Grant Date, provided Key Employee continuously remains an employee of CPI or an Affiliate, Parent or Subsidiary of CPI from the Grant Date through the applicable anniversary date. In addition, Key Employee shall become 100% vested in the shares of Stock upon death.
If there is a Change in Control of CPI, Key Employee’s rights, if any, with respect to the shares of Stock shall be determined in accordance with § 14 of the Plan. If Key Employee’s employment terminates prior to the vesting date, Key Employee will forfeit all unvested shares. A transfer of employment between or among CPI or an Affiliate, Parent or Subsidiary of CPI will not be treated as a termination of employment under this § 3.

If shares are forfeited, the shares (together with any stock dividends or other noncash distributions made with respect to the shares that have been held by CPI) automatically will revert back to CPI.
4 Stock Certificates. CPI will establish a book entry account (or at its election issue a physical stock certificate) for the shares of Stock in the name of Key Employee upon Key Employee’s execution of the irrevocable stock power in favor of CPI attached hereto as Exhibit A. If a physical stock certificate is issued, the Secretary of CPI will hold the stock certificate representing such shares and any distributions made with respect to such shares (other than cash dividends) until such time as the shares have vested or have been forfeited. As soon as practicable after the vesting date, CPI will notate the book entry account (or, if applicable, transfer to Key Employee or Key Employee’s delegate physical custody of a stock certificate, together with any distributions made with respect to the shares that have been held by CPI) reflecting the shares that have vested and become non-forfeitable on such date.
5 No Transfer. Key Employee shall have no right to transfer or otherwise alienate or assign Key Employee’s interest in any shares of Stock before Key Employee vests in the shares under § 3.
6 Withholding. Any amounts required to be withheld as a result of the transfer to Key Employee of shares of Stock or any dividends or other payments made with respect to shares of Stock shall be withheld from Key Employee’s regular cash compensation, from the shares of Stock, from any cash dividend payable with respect to unvested shares of Stock, or pursuant to such other means as CPI or an Affiliate, Parent or Subsidiary of CPI deems reasonable and appropriate under the circumstances.
7 Rule 16b-3. CPI shall have the right to amend this Stock grant to withhold or otherwise restrict the transfer of the shares of Stock to Key Employee as CPI deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Section 16 of the 1934 Act is applicable to the grant or transfer.
8 Other Laws. CPI may refuse to transfer shares of Stock to Key Employee if the transfer of such shares might violate any applicable law or regulation. Pending a final determination as to whether a transfer would violate any applicable law or regulation, CPI may refuse such transfer if it believes in good faith that such transfer might violate any applicable law or regulation.
9 No Right to Continue Employment. Neither the Plan, this Certificate, nor any related material is intended to give Key Employee the right to continue in employment with CPI or an Affiliate, Parent or Subsidiary of CPI or to adversely affect the right of CPI or an Affiliate, Parent or Subsidiary of CPI to terminate Key Employee’s employment with or without cause at any time.
10 Governing Law. The Plan and this Certificate are governed by the laws of the State of Georgia.
11 Binding Effect. This Certificate is binding upon CPI, its Subsidiaries and Affiliates, and Key Employee and their respective heirs, executors, administrators and successors.
12 Headings and Sections. The headings contained in this Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate. Any references to sections (§) in this Certificate shall be to sections (§) of this Certificate unless otherwise expressly stated as part of such reference.
13 Clawback. CPI has the right to take any action with respect to this Award (and the shares of Stock subject to this Award) that the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd‑Frank Wall Street Reform and Consumer Protection Act.

Exhibit A

Irrevocable Stock Power

For value received, as a condition to the issuance to the undersigned of the «NumberofShares» shares of common stock (the “Stock”) of Cousins Properties Incorporated (“CPI”) subject to that certain Stock Grant Certificate dated as of February 6, 2017 (the “Certificate”), the undersigned hereby assigns and transfers to CPI, effective upon the occurrence of any forfeiture event described in the Certificate, any then-unvested shares of Stock for purposes of effecting any forfeiture called for under § 3 of the Certificate, and does hereby irrevocably give CPI the power (without any further action on the part of the undersigned) to transfer such shares of stock on the books of CPI to effect any such forfeiture. This irrevocable stock power shall expire automatically with respect to the shares of stock subject to such Stock grant on the date such shares of stock are no longer subject to forfeiture under § 3 of the Certificate or, if earlier, immediately after such a forfeiture has been effected with respect to such shares of stock.

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